SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Post Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

For Immediate Release

Contact:	Judith Wilkinson/Nina Covalesky Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449	PRESS RELEASE

Post Properties Believes Williams’ Interests Misaligned with Post’s Shareholders

Recommends Shareholders Re-Elect Post’s Director Nominees

ATLANTA, April 28, 2003 – Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today sent the following letter to Post shareholders:

April 28, 2003

Dear Post Properties Shareholder:

     You may have received proxy solicitation materials from John Williams, the former CEO and Chairman of Post Properties. Mr. Williams is seeking to re-take control of your Company, re-install himself as CEO and have one of his designees installed as Chairman. With the vote at the Annual Meeting now only weeks away, Mr. Williams has embarked upon an increasingly cynical campaign to claim that his interests are aligned with those of all shareholders. But when you examine the facts and read what the experts are saying, we think you will agree with us that this simply is not true.

     You now have the opportunity to take decisive action to protect the value of your investment. You can support your Board’s efforts to build value for all shareholders and reject Mr. Williams’ effort to re-take control of your Company, by signing, dating and returning the enclosed WHITE proxy card. A postage-paid envelope is enclosed for your convenience.

-more-

UNITHOLDERS AND SHAREHOLDERS: A MISALIGNMENT OF INTERESTS

     As you may know, the Company’s business is conducted through an operating real estate partnership in which the Company, through wholly-owned subsidiaries, holds approximately 89% of the common partnership units. The remaining units are held by others, and Mr. Williams is the largest individual holder of these units.

     The interests of the holders of units — which have no voting rights at all — can be very different from the interests of the holders of voting common stock. Consider the following:

•	Mr. Williams has repeatedly asserted, most recently in a public filing made on April 23, that he has an ownership interest in almost 2.9 million shares, or 7.3% of the Company’s stock. He also seeks to portray himself as the Company’s largest stockholder. The reality is that neither of these assertions is correct.

•	Mr. Williams, in fact, owns slightly more than 900,000 shares of voting common stock, representing less than 2.5% of the shares outstanding. He also owns almost 1.6 million non-voting units. His interest in the units is substantially greater than his interest in common stock — by a margin of almost 2-to-1.

•	In his solicitation materials, Mr. Williams identifies four individuals who he says have granted him revocable proxies to vote in favor of his nominees. These individuals own a total of less than 1% of the shares of common stock. They, like Mr. Williams, are unitholders too, with a major economic stake in their units.

•	Unitholders face unique tax considerations that are not shared by holders of common stock. Upon the sale of certain of the Company’s apartment communities — or even upon the sale of the entire Company under certain circumstances — unitholders like Mr. Williams could incur very significant tax liabilities without receiving corresponding cash distributions.

•	This is not just a theoretical issue. It is one, we believe, which is very much on Mr. Williams’ mind. Mr. Williams at various times has lobbied the Company’s directors to take measures that would favorably address his personal tax situation.

•	It is only now, when he is trying to solicit votes, that Mr. Williams asserts that he will act in the interests of shareholders without regard to his personal tax considerations. We do not find that credible, and we believe it is much more likely that Mr. Williams has concluded that the only way he can control his tax destiny is by controlling the Company.

-more-

     These potential conflicts of interest are starkly illustrated by a recent event. As widely reported, in mid-March the Company received an indication of interest in an acquisition at $26 per share from a third party with an apartment portfolio approximately half the size of the Company’s. A week later, when the Board met to discuss the matter, the premium to then current market was $1.32 or 5%. The entire Board, with the notable exception of Mr. Williams, determined that this indication of interest was not worth pursuing. We believe that any interest shown by Mr. Williams was based on the fact that the third party stated in its letter that it was prepared “to accommodate each unit holder’s desire for a tax-deferred transaction through various means including liquidating such units with distributions of real property acceptable to the unit holders.”

WHAT INDUSTRY EXPERTS ARE SAYING

     Industry experts recognize the potential misalignment of interests between holders of voting common stock and holders of non-voting limited partnership units. They quickly identified Mr. Williams’ personal tax issues as a source for concern. Here is what they are saying:

Again, though he suggests otherwise, we believe the “tax issue” is a real one for Williams. Several sources suggested it’s a major issue for Williams. “John became enraged when the board wasn’t willing to pursue a unit exchange,” one source told us.

Barry Vinocur, REIT Wrap, 04/21/03

We believe Mr. Williams’ interests as a unitholder may not be fully aligned with those of common shareholders.

Rod Petrik, Tamara J. Fique, Legg Mason, First Call 04/16/03

[B]ased on conversations with a number of sources, we believe the tax issue is a major one for Williams, despite his claim that’s not the case. For instance, several sources told us of memos from Williams to senior Post management taking issue with sales that resulted in a significant tax bill for Williams.

Barry Vinocur, REIT Wrap, 04/21/03

AN EXPERIENCED AND DEDICATED BOARD

     You have in place today an experienced and dedicated Board of Directors, committed to protecting the interests of all shareholders. Despite the fact that many current directors have had longstanding personal and professional relationships with Mr. Williams, they moved forward with a management succession plan during the past year when they concluded that having Mr. Williams continue to run the Company was no longer in the best interests of shareholders. And today, they oppose Mr. Williams’ efforts to re-take control of your Company.

-more-

     The Board remains fully focused on putting the Company on the right course to improve shareholder value. Our directors are acutely aware of their fiduciary responsibilities, and at all times will act in your interests. In this regard, we can assure you that the Board would give appropriate consideration to acquisition proposals that are in the best interests of shareholders.

     Your vote is IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, please sign, date and return the enclosed WHITE proxy card. A postage-paid envelope is provided for your convenience. We urge you NOT to sign any proxy card you may receive from Mr. Williams, even as a protest vote against him.

     We thank you for your continued trust and support.

Sincerely,

/s/ David P. Stockert	/s/ Robert C. Goddard, III
David P. Stockert	Robert C. Goddard, III
President and Chief Executive Officer	Chairman of the Board

IMPORTANT

     PLEASE RETURN YOUR WHITE PROXY CARD AND DO NOT RETURN ANY OF MR. WILLIAMS’ GOLD PROXY CARDS, EVEN AS A PROTEST VOTE AGAINST HIM. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY GOLD PROXY YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT POST PROPERTIES’ BOARD OF DIRECTORS.

     Your vote is important. Please take a moment to SIGN, DATE and promptly MAIL your WHITE proxy card in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, please sign, date and mail the enclosed WHITE instruction card in the postage-paid envelope provided. If you have any questions or need assistance in voting your shares, please call:

INNISFREE M&A INCORPORATED
501 MADISON AVENUE, 20TH FLOOR
NEW YORK, NEW YORK 10022
TOLL FREE: (877) 825-8730
BANKS AND BROKERS CALL COLLECT: (212) 750-5833

-more-

Certain statements made in this letter and other written or oral statements made by or on behalf of the Company may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and may be discussed in subsequent filings with the SEC.

NOTE: Permission to use materials quoted in this letter was neither sought nor obtained.